UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

Amendment No. 1

to

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): May 13, 2010

Taylor Capital Group, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	0-50034	36-4108550
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9550 West Higgins Road, Rosemont, Illinois	60018
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (847) 653-7978

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Taylor Capital Group, Inc. (the “Registrant”) is filing this amendment to its Current Report on Form 8-K, originally filed on May 21, 2010 (the “Original Form 8-K”), to include Item 5.07 and the disclosure required thereby. No other changes have been made to the Original Form 8-K.

Item 3.02	Unregistered Sales of Equity Securities.

On May 13, 2010, Taylor Capital Group, Inc. (the “Registrant”) issued a press release (the “Press Release”) announcing the results of the Registrant’s 2010 annual meeting of its stockholders (the “Annual Meeting”) and the preliminary results of its offer to exchange 3 shares of its common stock, par value $0.01 per share (the “Common Stock”), for each outstanding share of its 8% Non-Cumulative Convertible Perpetual Preferred Stock, Series A (the “Series A Preferred”), on the terms and subject to the conditions described in the Offer to Exchange, filed with the Securities and Exchange Commission (the “Commission”) on April 13, 2010, as amended and supplemented by Amendment No. 1 thereto filed with the Commission on April 22, 2010 (as amended and supplemented, the “Offer to Exchange”), and in the related Letter of Transmittal (together with the Offer to Exchange, the “Exchange Offer”). The Exchange Offer expired at 4:00 p.m., Chicago time, on May 12, 2010. The final results of the Exchange Offer were unchanged from those reported in the Press Release.

On May 13, 2010, the Registrant also completed the settlement of the Exchange Offer. In the aggregate, the Registrant issued 7,200,000 shares of Common Stock (approximately 39.4% of the Registrant’s outstanding Common Stock, based on the number of shares outstanding as of May 13, 2010) in exchange for 2,400,000 shares of Series A Preferred. All outstanding shares of Series A Preferred were validly tendered, not withdrawn and exchanged upon the terms and subject to the conditions set forth in the Exchange Offer. All such shares of Series A Preferred received in the Exchange Offer were retired upon receipt. As such, after settlement of the Exchange Offer, no shares of Series A Preferred remained outstanding.

The Common Stock was issued upon exchange of the Series A Preferred Stock in reliance upon the exemption from registration set forth in Section 3(a)(9) of the Securities Act of 1933, as amended, for any security exchanged by an issuer with its existing security holders exclusively where no commission or other remuneration is paid or given directly or indirectly for soliciting such exchange.

A copy of the Press Release is filed herewith as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated by reference herein.

Item 5.07	Submission of Matters to a Vote of Security Holders.

The information set forth in Item 8.01 below regarding the Registrant’s Annual Meeting of Stockholders, held on May 13, 2010, is incorporated by reference herein. The following table sets forth the voting results of the Annual Meeting:

	Votes For	Votes Withheld	Votes Against	Abstentions	Broker Non-Votes
Election of Directors:
Bruce W. Taylor	12,135,825	29,963	—	—	1,622,514
Mark A. Hoppe	12,139,361	26,427	—	—	1,622,514
Ronald L. Bliwas	12,142,450	23,338	—	—	1,622,514
C. Bryan Daniels	12,142,825	22,963	—	—	1,622,514
Ronald D. Emanuel	12,141,450	24,338	—	—	1,622,514
M. Hill Hammock	12,141,310	24,478	—	—	1,622,514
Michael H. Moskow	12,142,825	22,963	—	—	1,622,514
Louise O’Sullivan	12,142,310	23,478	—	—	1,622,514
Melvin E. Pearl	12,140,935	24,853	—	—	1,622,514
Shepherd G. Pryor, IV	12,132,601	33,187	—	—	1,622,514
Harrison I. Steans	12,132,601	33,187	—	—	1,622,514
Jennifer W. Steans	12,142,825	23,338	—	—	1,622,514
Jeffrey W. Taylor	12,137,598	28,190	—	—	1,622,514
Richard W. Tinberg	12,141,725	24,063	—	—	1,622,514
To approve an amendment to the definition of “Mandatory Conversion” Event” in Article FOURTH, paragraph (c)(3) of the Registrant’s Third Amended and Restated Certificate of Incorporation	12,140,174	—	21,182	4,432	1,622,514
To approve an amendment to Article FIFTH of the Registrant’s Third Amended and Restated Certificate of Incorporation to re-establish and extend the term of the executive committee	11,378,769	—	782,887	4,132	1,622,514
To approve the issuance of shares of common stock to, and participation of, certain of the directors and officers in an exchange offer for all shares of the Registrant’s 8% Non-Cumulative Convertible Perpetual Preferred Stock, Series A	12,140,916	—	21,319	3,553	1,622,514
To approve the compensation of executive officers as described in the proxy statement for the Annual Meeting (non-binding)	13,699,092	—	83,395	5,815	—

Item 8.01	Other Events.

The Registrant also announced in the Press Release that the stockholders of the Registrant at the Annual Meeting on May 13, 2010 approved (a) the participation of, and the issuance of shares of Common Stock to, certain of the Registrant’s directors and officers in the

Exchange Offer, (b) an amendment of the Registrant’s Third Amended and Restated Certificate of Incorporation (the “Charter”) to re-establish the Registrant’s executive committee, and (c) the re-election of all of the member of the Registrant’s board of directors. In addition, the stockholders of the Registrant approved an amendment to the Charter providing that any outstanding share of Series A Preferred shall automatically convert into 2.5 shares of Common Stock. As a result of the consummation of the Exchange Offer, no shares of Series A Preferred are outstanding.

On May 13, 2010, following the Annual Meeting, the Registrant filed an amendment to the Third Amended and Restated Certificate with the Delaware Secretary of State.

A copy of the Press Release is filed herewith as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

99.1 Registrant’s Press Release dated May 13, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TAYLOR CAPITAL GROUP, INC.

By:	/s/ STEVEN H. SHAPIRO
Steven H. Shapiro
General Counsel and Corporate Secretary

Dated: May 21, 2010

EXHIBIT INDEX

Exhibit No.	Description

99.1	Registrant’s Press Release dated May 13, 2010.